UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 7, 2008
Hypercom Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-13521	86-0828608

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8888 East Raintree Drive
Suite 300
Scottsdale, Arizona	85260

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 480-642-5000
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EX-10.1

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 7, 2008, Hypercom Corporation (“Hypercom” or the “Company”) consolidated its global product marketing, engineering and supply chain functions under the direction of Henry Gaillard, who has served as Senior Vice President, Global Operations since joining Hypercom on April 2, 2008 following the closing on April 1, 2008 of the previously announced Thales e-Transactions acquisition (the “Acquisition”). Mr. Gaillard now serves as the Company’s principal operating officer.
Mr. Gaillard, 47, previously served as Chief Operating Officer of Thales e-Transactions, a division of the Thales Group, from February 2007 to April 2008. Prior to that, he served in various roles at Thales Navigation (Magellan) from July 2001 to October 2006, including Chief Executive Officer from February 2004 through October 2006, and Chief Operating Officer and General Manager of the Consumer Business Unit from July 2001 through February 2004. Mr. Gaillard helped to establish the company and its Magellan brand as a top world wide supplier of portable navigation devices, and increased profitability by reengineering the product development and supply chain organizations and processes. Mr. Gaillard also has prior management and engineering experience with Dassault Electronique, as well as Dassault-Sercel Navigation and Positioning, where he served as Chief Executive Officer. Mr. Gaillard received an Engineering Degree from Ecole Supérieure d’Electricité and an Executive MBA from Ecole Supérieure de Commerce de Paris.
On March 31, 2008, Thales e-Transactions SA, a company organized under the laws of France (“TeT France”), entered into an employment agreement with Mr. Gaillard for the position of Senior Vice President, Global Operations of Hypercom (the “Gaillard Employment Agreement”). The Gaillard Employment Agreement was contingent upon the successful completion of the Acquisition, which included the purchase of TeT France by a wholly-owned subsidiary of Hypercom. Mr. Gaillard’s employment by the Company was effective as of April 2, 2008 and will continue until terminated pursuant to the terms of the Gaillard Employment Agreement.
Under the Gaillard Employment Agreement, Mr. Gaillard will receive an annualized base salary of EUR 220,000 (or approximately US$345,000 based on the exchange rate as of April 2, 2008). He will also be eligible for an annual bonus equal to up to 50% of his annual base salary based on achievement of pre-determined annual performance goals. On May 15, 2008, Mr. Gaillard was granted an option to purchase 100,000 shares of the Company’s common stock at an exercise price of $4.77 per share, the closing price the Company’s common stock on the New York Stock Exchange on May 15, 2008. The option will vest and be exercisable with respect to 33.33% of the total number of shares subject to the option on the first anniversary of the grant date (May 15, 2009). The remaining 66.67% of the option shares will vest in equal monthly installments on the 15th day of each of the succeeding 24 months. The option has a ten year term and will expire on May 15, 2018. He will also be eligible to participate in the Company’s benefit plans that are available to all of the Company’s employees based in France. In addition, Mr. Gaillard is provided a company car during the term of his employment with the Company. Pursuant to the Gaillard Employment Agreement, Mr. Gaillard is also bound by certain confidentiality, non-competition and non-solicitation provisions.
The Company or Mr. Gaillard may terminate the employment relationship at any time, in accordance with applicable legal and conventional provisions, subject to a notice period of three months, except in the event of gross or willful misconduct. The Company may make a payment of Mr. Gaillard’s salary in lieu of the above notice entitlement. If either party serves the required notice on the other party, the Company may require Mr. Gaillard to take “garden leave” for all or part of the remaining period of his employment, during which such time he will continue to receive full salary and benefits.
In the event of: (i) a termination of Mr. Gaillard by Hypercom, except for gross or willful misconduct; or (ii) a “change of control” (as defined in the Gaillard Employment Agreement) that occurs within 24 months of his employment date that results in Mr. Gaillard no longer being employed by the Company at a level of responsibility or a level of remuneration at least commensurate with his existing level of responsibility and remuneration immediately prior to the change of control (provided Mr. Gaillard elects in a written notice to the Company within six months of a change of control to treat his employment as being terminated as a result, with the termination being effective as of the date of the written notice), then the Company will pay Mr. Gaillard as compensation an amount equal to six months of the average base salary that he has have received during the 12 months prior to the notification of his dismissal, plus an amount equal to any unused, earned vacation days. He may also receive any legal or conventional indemnity that he is entitled to receive in case of a breach of his employment contract.
The forgoing description of the Gaillard Employment Agreement is qualified in its entirety by reference to the complete terms and conditions of the Gaillard Employment Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Exhibit

10.1	Employment Contract, dated March 31, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 11, 2008	Hypercom Corporation

	By:	/s/ Philippe Tartavull

	Name:	Philippe Tartavull
	Title:	Chief Executive Officer and President